CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post - Effective Amendment No.110 to the Registration Statement on Form N - 1A (the Registration Statement ) of our report dated December 15, 2016, relating to the financial statements and financial highlights appearing in the October 31, 2016 Annual Report to Shareholders of Vanguard Explorer Fund, which report is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading Financial Highlights in the Prospectus and under the headings Financial Statements and Service Providers Independent Registered Public Accounting Firm in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP Philadelphia, PA February 21, 2017